For Immediate Release

Contact:Gregg J. Wagner, President and CEO

Phone:215-513-2391

Harleysville National Corporation to Acquire

the Cornerstone Companies, a $1.5 Billion Investment Advisor;

Life Insurance and Business Consulting Firm

HARLEYSVILLE, PA (November 15, 2005) – Harleysville National Corporation (NASDAQ: HNBC), today announced that its wholly owned subsidiary, Harleysville National Bank, has signed a definitive agreement to acquire the Cornerstone Companies, registered investment advisors for high net worth privately held business owners, wealthy families and institutional clients. Located in the Lehigh Valley, Pennsylvania, the firm specializes in providing sophisticated open architecture asset management platforms, business succession and estate planning services, life insurance sales, financial consulting and compensation and benefits consulting. The firm has assets under management of approximately $1.5 billion. Its predecessor firm was founded in 1970 and serves clients within the Harleysville footprint, throughout Pennsylvania and other mid-Atlantic states.

    Gregg J. Wagner, President and Chief Executive Officer, stated, "This is a significant strategic acquisition for us. With Cornerstone as part of our team, we will broaden our wealth management products and services, grow our business client base and position our Millennium Wealth Management and Private Banking division as a leader in our market. The acquisition will allow us to better meet the financial and investment needs of our clients, simply and conveniently at one touch point. We welcome Cornerstone to the Harleysville National team."

    Jack Yaissle, Chairman of Cornerstone, stated, "We are extremely excited about this strategic alliance and the opportunities it presents for our clients. It is a joining of partners which complement each other. Harleysville National Corporation’s commitment to value-added services coupled with Cornerstone’s Stewardship Process will offer our combined clients a greatly expanded line of financial services."

   Under the agreement, Harleysville National Bank will acquire Cornerstone for an amount not to exceed $22.0 million. The purchase will include $15.0 million in cash to be paid at closing. In addition, the transaction is structured to provide for the payment of additional amounts based on meeting certain minimum operating results during a five-year period with a maximum payout of $7.0 million in cash. It is currently anticipated that the acquisition, which is subject to state and federal regulatory approval and other customary conditions to closing, will most likely be completed in the first quarter of 2006. Management expects the transaction to be immediately accretive to earnings per share.

    Once finalized, Cornerstone will become a part of Millennium Wealth Management and Private Banking, a division of Harleysville National Bank. It will continue to operate under the direction of its three principals, Yaissle, Malcolm Cowen and Tom Scalici. The firm employs more than 30 professionals with a diverse background in the financial services sector.

    The acquisition is expected to provide significant strategic advantages to Harleysville National Corporation. The assets under management for Millennium Wealth Management and Private Banking will increase from $850 million to $2.350 billion.

    Harleysville National Corporation was advised by Griffin Financial Group, LLC and Stradley Ronon Stevens & Young, LLP. Cornerstone’s financial advisor was WFG Capital Advisors LP and legal counsel was Tallman, Hudders & Sorrentino, P.C.

    Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management and Private Banking, a division of HNB. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ National Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.